EXHIBIT 99.1

Westmoreland Coal Company	2 N. Cascade Ave., 2nd Floor
(719) 442-2600 — Telephone	Colorado Springs, CO 80903
Westmoreland Reports
Third Quarter 2011 Results
Colorado Springs, CO — November 8, 2011 — Westmoreland Coal Company (NasdaqGM:WLB) today reported its third quarter results for 2011.
Highlights:
•	Operating income increased $0.8 million from $7.8 million in Q3 2010 to $8.6 million in Q3 2011. Year to date 2011 operating income was $15.0 million compared to 2010 year to date operating income of $14.5 million.
•	Adjusted EBITDA increased $1.4 million during Q3 2011 to $24.2 million as compared to $22.8 million in Q3 2010. Year to date 2011 Adjusted EBITDA was $61.7 million compared to year to date 2010 Adjusted EBITDA of $60.4 million.
•	Net income applicable to common shareholders of $2.4 million ($0.18 per basic and diluted share) for Q3 2011 compared to Q3 2010 net income of $2.5 million ($0.23 per basic and diluted share). Year to date net loss for 2011 was $23.3 million compared to a year to date 2010 net income of $0.2 million. The 2011 net loss includes $17.0 million in charges related to the refinancing of debt in February 2011 and $3.2 million of expense on the conversion feature’s fair value adjustment.
•	Westmoreland again continued its strong safety performance achieving reportable and lost time incident rates 55.5% and 52.5%, respectively, of the national averages for surface operations for the third quarter of 2011.
•	During the third quarter of 2011, Westmoreland’s Western Energy Mine received an Excellence in Surface Coal Mining Award from the Office of Surface Mining for its reclamation efforts at the Company’s mine in Colstrip, Montana.
“We are very pleased with our third quarter results,” said Keith E. Alessi, Westmoreland’s President and CEO. “Despite losing significant tons again this quarter to flooding and record levels of hydropower generation, we managed to increase both our operating income and Adjusted EBITDA over the prior year. Additionally, through excellent preparation and response, our ROVA Power operation minimized its downtime and mitigated impacts Hurricane Irene had on our third quarter operations.”
“We are also very pleased with the continuation of our strong safety performance during the third quarter of 2011 as we again beat the national surface mine averages. We take great pride in another major mining award as our Western Energy Mine in Colstrip, Montana received the Office of Surface Mining’s Directors Award for Excellence in Surface Coal Mining.”

“During the quarter we made progress on one of our key strategic initiatives, the addition of new coal reserves, as we continued negotiations with resource owners at several at our mines. We hope to complete at least one of these negotiations by year end. In line with another of our key strategic initiatives, we also continue to explore opportunities to grow our business through the acquisition of operations that fit our core mine mouth business model.”
Westmoreland’s 2011 year to date net income includes $17.0 million of charges related to the refinancing of debt in February 2011 and $3.2 million of expense on the fair value adjustment on the conversion feature in the Company’s convertible debt that was for the most part converted to common stock and retired in February 2011. 2010 year to date net income included $0.9 million of expense related to the impact of the fair value adjustment of the conversion feature and the related debt discount. Excluding those items, net income decreased by $0.5 million.
The Company’s revenues in Q3 2011 increased to $132.4 million compared with $124.1 million in the third quarter of 2010. This increase was primarily driven by an increase in the Company’s coal segment revenues due to increased sales at its Absaloka, Beulah, and Jewett Mines. Favorable pricing also contributed to the increased revenues.
Westmoreland’s Adjusted EBITDA increased to $24.2 million in Q3 2011 from $22.8 million in Q3 2010.
Coal Segment Operating Results
The following table summarizes the Company’s Q3 2011 and Q3 2010 coal segment performance:

	Three Months Ended September 30,
			Increase / (Decrease)
	2011	2010	$	%
Revenues (in thousands)	$108,823	$100,482	$8,341	8.3%
Operating income (in thousands)	9,679	8,869	810	9.1%
Adjusted EBITDA (in thousands)	22,070	20,839	1,231	5.9%
Tons sold — millions of equivalent tons	6.0	6.5	(0.5)	(7.7)%
Operating income per ton sold	$1.61	$1.36	$0.25	18.2%
Westmoreland’s coal revenues for the third quarter of 2011 increased to $108.8 million compared with $100.5 million in the third quarter of 2010. This $8.3 million increase was primarily due to increased sales at the Absaloka, Beulah, and Jewett Mines. Favorable pricing also contributed to the increased revenues. Overall tons sold decreased during the quarter due to lower sales at the Rosebud Mine as a result of favorable hydropower conditions, however revenues were largely unaffected due to favorable pricing.
Coal segment operating income was $9.7 million in the third quarter of 2011 compared to $8.9 million in the third quarter of 2010. This $0.8 million increase was primarily driven by favorable pricing.

Power Segment Operating Results
The following table summarizes the Company’s Q3 2011 and Q3 2010 power segment performance:

	Three Months Ended September 30,
			Increase / (Decrease)
	2011	2010	$	%
	(In thousands)
Revenues	$23,626	$23,598	$28	0.1%
Operating income	4,694	5,059	(365)	(7.2)%
Adjusted EBITDA	7,441	7,761	(320)	(4.1)%
Megawatts hours	445	439	6	1.4%
The Company’s power segment revenues for the third quarter of 2011 were comparable with our third quarter 2010 power segment revenues.
Power segment operating income decreased to $4.7 million in the third quarter of 2011 compared to $5.1 million in the third quarter of 2010. This $0.4 million decrease was primarily from increased property tax expense.
Heritage Segment Operating Results
The Company’s third quarter 2011 heritage operating expenses of $4.1 million are comparable to $4.7 million in the third quarter of 2010.
Corporate Segment Operating Results
The Company’s corporate segment operating expenses for the third quarter of 2011 of $1.7 million are comparable to $1.4 million in the third quarter of 2010.
Nonoperating Results
The Company’s interest expense for the third quarter of 2011 increased to $7.7 million compared with $5.8 million for the third quarter of 2010. This increase was primarily due to the higher overall debt levels resulting from the February 2011 note offering.
The Company’s other income for the third quarter of 2011 of $0.1 million was comparable to the third quarter of 2010.
Cash Flow from Operations and Liquidity
Cash provided by operating activities decreased by $3.6 million in the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010, primarily due to the increase in interest payments in 2011 related to the issuance of the Company’s new notes in February 2011.
Safety
Safety performance at Westmoreland mines continued to be significantly better than the national average for surface operations.

	Reportable	Lost Time
Westmoreland Coal	1.01	0.63
National Surface Mine Average	1.82	1.20

Conference Call
A conference call regarding Westmoreland Coal Company’s third quarter 2011 results will be held on Tuesday, November 8, 2011, at 10:00 a.m. Eastern Time. Call-in instructions are available on the Company’s web site and have been provided in a separate news release.
Additional Information
Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information visit www.westmoreland.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Forward-looking statements include, but are not limited to, the Company’s hope to complete at least one of coal reserve acquisitions by year end.
Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking. The Company cautions you therefore against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions and the following:
•	changes in the Company’s postretirement medical benefit and pension obligations and the impact of recently enacted healthcare legislation;
•	changes in the Company’s black lung obligations, changes in the Company’s experience related to black lung claims, and impact of the recently enacted healthcare legislation;
•	the Company’s potential inability to expand or continue current coal operations due to limitations in obtaining bonding capacity for new mining permits;
•	the Company’s potential inability to maintain compliance with debt covenant requirements;
•	the potential inability of the Company’s subsidiaries to pay dividends to them due to restrictions in the Company’s debt arrangements, reductions in planned coal deliveries or other business factors;
•	the Company’s potential inability to enter into new coal supply agreements with existing customers due to the unfavorable result of competitive bid processes or the shutdown of a power facility due to new environmental legislation or regulations;
•	risks associated with the structure of ROVA’s contracts with its lenders, coal suppliers and power purchaser, which could dramatically affect the overall profitability of ROVA;
•	the effect of Environmental Protection Agency inquiries and regulations on the operations of ROVA;

•	the effect of prolonged maintenance or unplanned outages at the Company’s operations or those of its major power generating customers, including unplanned outages at its customers due to the impact of weather-related variances;
•	future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; and
•	the other factors that are described in “Risk Factors” in the Company’s Form 10-K for fiscal year 2010 and in subsequent Quarterly Reports on 10-Q.
Any forward-looking statements made by the Company in this news release speaks only as of the date on which it was made. Factors or events that could cause the Company’s actual results to differ may emerge from time-to-time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.
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Contact: Kevin Paprzycki (719) 442-2600

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In thousands, except per share data)
Revenues	$132,449	$124,080	$372,353	$378,152

Cost, expenses and other:
Cost of sales	100,164	94,208	288,964	296,366
Depreciation, depletion and amortization	11,612	10,964	33,861	33,435
Selling and administrative	9,884	8,930	28,224	28,578
Heritage health benefit expenses	3,896	4,241	11,115	11,550
Loss on sales of assets	91	165	415	256
Other operating income	(1,769)	(2,267)	(5,236)	(6,519)

	123,878	116,241	357,343	363,666

Operating income (loss)	8,571	7,839	15,010	14,486

Other income (expense):
Interest expense	(7,650)	(5,756)	(22,262)	(17,245)
Loss on extinguishment of debt	—	—	(17,030)	—
Interest income	423	603	1,134	1,380
Other income (loss)	147	17	(2,630)	907

	(7,080)	(5,136)	(40,788)	(14,958)

Income (loss) before income taxes	1,491	2,703	(25,778)	(472)
Income tax expense (benefit)from operations	(84)	285	(706)	149

Net income (loss)	1,575	2,418	(25,072)	(621)
Less net loss attributable to noncontrolling interest	(1,154)	(435)	(2,783)	(1,878)

Net income (loss) attributable to the Parent company	2,729	2,853	(22,289)	1,257
Less preferred stock dividend requirements	340	340	1,020	1,020

Net income (loss) applicable to common shareholders	$2,389	$2,513	$(23,309)	$237

Net income (loss) per share applicable to common shareholders:
Basic	$0.18	$0.23	$(1.79)	$0.02
Diluted	0.18	0.23	(1.79)	0.02

Weighted average number of common shares outstanding:
Basic	13,384	10,849	12,990	10,676
Diluted	13,442	10,911	12,990	10,758

Net income (loss) (from above)	$1,575	$2,418	$(25,072)	$(621)
Other comprehensive income (loss):
Amortization of accumulated actuarial gains or losses, pension	442	332	1,212	996
Amortization of accumulated actuarial gains or losses, transition obligations and prior service costs, postretirement medical benefits	(72)	(68)	(216)	(206)
Tax effect of other comprehensive income gains	(141)	—	(308)	—
Unrealized and realized gains and losses on available-for-sale securities	(12)	262	(203)	(345)

Comprehensive income (loss)	$1,792	$2,944	$(24,587)	$(176)

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Nine Months Ended September 30,
	2011	2010
	(In thousands)
Cash Flow
Net cash provided by operating activities	$34,028	$37,584
Net cash used in investing activities	(15,495)	(16,950)
Net cash provided by (used in) financing activities	18,921	(15,083)

	September 30,	December 31,
	2011	2010
	(In thousands)
Balance Sheet Data (Unaudited)
Total assets	$768,967	$750,306
Total debt	$286,460	$242,104
Working capital deficit	$(5,906)	$(35,793)
Total deficit	$(174,368)	$(162,355)
Common shares outstanding	13,762	11,161

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In thousands)
Adjusted EBITDA by Segment
Coal	$22,070	$20,839	$57,262	$58,753
Power	7,441	7,761	20,152	18,644
Heritage	(4,076)	(4,729)	(12,062)	(12,745)
Corporate	(1,278)	(1,067)	(3,663)	(4,234)

Total	$24,157	$22,804	$61,689	$60,418

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In thousands)
Reconciliation of Adjusted EBITDA to net income (loss)
Net income (loss)	$1,575	$2,418	$(25,072)	$(621)

Income tax expense (benefit) from continuing operations	(84)	285	(705)	149
Other loss (income)	(147)	(17)	2,630	(908)
Interest income	(423)	(603)	(1,134)	(1,380)
Loss on extinguishment of debt	—	—	17,030	—
Interest expense	7,650	5,756	22,262	17,246
Depreciation, depletion and amortization	11,612	10,964	33,861	33,435
Accretion of ARO and receivable	2,700	2,847	8,100	8,687
Amortization of intangible assets and liabilities	167	112	494	348

EBITDA	23,050	21,762	57,466	56,956

Loss on sale of assets	91	165	415	256
Share-based compensation	1,016	877	3,808	3,206

Adjusted EBITDA	$24,157	$22,804	$61,689	$60,418

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess the Company’s operating performance and the Company believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating the Company’s operating performance because these measures:
•	are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and
•	help investors to more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the effect of the Company’s capital structure and asset base from its operating results.
Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing the Company’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of the Company’s results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:
•	do not reflect the Company’s cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;
•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;
•	do not reflect changes in, or cash requirements for, the Company’s working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of the Company’s debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the Company’s industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that the Company does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.